Exhibit 99.1

News Release
Contact: Michael Stivala
Chief Financial Officer
P.O. Box 206, Whippany, NJ 07981-0206
Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces First Quarter Earnings

Whippany, New Jersey, February 7, 2013 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its first quarter ended December 29, 2012.

The first quarter of fiscal 2013 was the first full quarter of operations since the Partnership’s acquisition of Inergy L.P.’s retail propane business (“Inergy Propane”) on August 1, 2012. For comparative purposes, the variances in quarter-over-quarter results were primarily attributable to the inclusion of the Inergy Propane operations. Net income for the three months ended December 29, 2012 amounted to $59.8 million, or $1.05 per Common Unit, compared to $23.2 million, or $0.65 per Common Unit in the prior year first quarter. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the first quarter of fiscal 2013 amounted to $116.4 million, compared to $39.1 million in the prior year first quarter, an increase of $77.3 million.

In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “We are extremely pleased with the results achieved through the first full quarter of operations following our August 2012 acquisition of Inergy Propane. While the first quarter of fiscal 2013 presented challenges as a result of unseasonably warm temperatures throughout much of our service territories, a lower commodity price environment coupled with the initial benefits of bringing the two operations together has helped mitigate the negative effects of the weather. Our combined field operations personnel are working well together; providing superior customer service and managing our cost structure as we integrate the businesses.”

Mr. Dunn added, “The Inergy Propane integration is progressing very well. We’re executing on our detailed plans and have achieved some significant milestones in preparation for this year’s heating season. Key management positions are in place, we’ve established regular communications with the entire Inergy Propane customer base and have begun to leverage Suburban’s more centralized operating model in certain aspects of the business. Much work still lies ahead, of course, but we’re well on our way.”

Mr. Dunn concluded, “Finally, despite the increased size of our business and the increased working capital needs, we continued to fund all of our working capital requirements from on hand cash without the need to borrow under our revolving credit facility and ended the quarter with more than $149.0 million of cash. As we head into the second half of the heating season, we remain focused on our customer base, leveraging the size and strength of the combined operations and executing on our integration plans.”

Retail propane gallons sold in the first quarter of fiscal 2013 increased 79.6 million gallons, to 153.9 million gallons from 74.3 million gallons in the prior year first quarter. Sales of fuel oil and other refined fuels increased 8.2 million gallons, to 15.9 million gallons compared to 7.7 million gallons in the prior year first quarter. According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during the first quarter of fiscal 2013 were 9% warmer than normal, compared to the prior year quarter in which average temperatures were 13% warmer than normal. While average temperatures during the first quarter of fiscal 2013 were 4% cooler than the prior year first quarter, volumes sold did not benefit from the slight improvement in weather patterns as temperatures remained unseasonably warm compared to normal, particularly during the month of December 2012. Therefore, the increase in volumes sold compared to the prior year first quarter was almost entirely attributable to the addition of Inergy Propane.

On January 24, 2013, the Partnership announced that its Board of Supervisors had declared the 29th increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.8525 to $0.8750 per Common Unit for the three months ended December 29, 2012. On an annualized basis, this distribution rate equates to $3.50 per Common Unit, or 2.6% higher than the distribution rate at the end of the first quarter of fiscal 2012. The $0.8750 per Common Unit distribution is payable on February 12, 2013 to Common Unitholders of record as of February 5, 2013.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The cost savings expected from the Partnership’s most recent acquisition of Inergy Propane may not be fully realized or realized within the expected timeframe;

•	The Partnership’s revenue from the Inergy Propane acquisition may be lower than expected;

•	The costs of integrating the business acquired in the Inergy Propane acquisition into the Partnership’s existing operations may be greater than expected;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures;

•	The operating, legal and regulatory risks the Partnership may face; and

•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 29, 2012 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 29, 2012 and December 24, 2011

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 29, 2012	December 24, 2011
Revenues
Propane	$392,785	$240,356
Fuel oil and refined fuels	62,146	30,981
Natural gas and electricity	18,389	18,051
All other	17,383	10,498

	490,703	299,886
Costs and expenses
Cost of products sold	245,100	183,574
Operating	114,936	65,942
General and administrative	17,832	12,295
Depreciation and amortization	28,359	7,785

	406,227	269,596
Operating income	84,476	30,290
Interest expense, net	24,556	6,838

Income before provision for income taxes	59,920	23,452
Provision for income taxes	132	220

Net income	$59,788	$23,232

Net income per Common Unit - basic	$1.05	$0.65

Weighted average number of Common Units outstanding - basic	57,170	35,572

Net income per Common Unit - diluted	$1.04	$0.65

Weighted average number of Common Units outstanding - diluted	57,347	35,777

Supplemental Information:
EBITDA (a)	$112,835	$38,075
Adjusted EBITDA (a)	$116,449	$39,123
Retail gallons sold:
Propane	153,933	74,279
Refined fuels	15,885	7,695
Capital expenditures:
Maintenance	$1,434	$1,861
Growth	$5,327	$3,544

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other certain items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by (used in) operating activities:

	Three Months Ended
	December 29, 2012	December 24, 2011
Net income	$59,788	$23,232
Add:
Provision for income taxes	132	220
Interest expense, net	24,556	6,838
Depreciation and amortization	28,359	7,785

EBITDA	112,835	38,075
Unrealized (non-cash) losses on changes in fair value of derivatives	3,614	1,048

Adjusted EBITDA	116,449	39,123
Add / (subtract):
Provision for income taxes	(132)	(220)
Interest expense, net	(24,556)	(6,838)
Unrealized (non-cash) (losses) on changes in fair value of derivatives	(3,614)	(1,048)
(Gain) on disposal of property, plant and equipment, net	(2,267)	(32)
Compensation cost recognized under Restricted Unit Plans	1,240	1,203
Changes in working capital and other assets and liabilities	(25,583)	(57,511)

Net cash provided by (used in) operating activities	$61,537	$(25,323)

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.